Exhibit 99.1

FOR IMMEDIATE RELEASE
July 21, 2010

CenterState Banks, Inc. Announces

Second Quarter 2010 Operating Results

DAVENPORT, FL. – July 21, 2010 - CenterState Banks, Inc. (NASDAQ: CSFL) reported net income for the second quarter 2010 of $904,000 ($0.03 per share) compared to $393,000 ($0.02 per share) for the previous quarter, and a net loss of $732,000 ($0.09 per share) for the same quarter in 2009. The loan loss provision during the current quarter was $4,045,000 compared to $4,075,000 in the previous quarter, and $4,125,000 for the same quarter in 2009.

A summary of second quarter highlights are as follows:

•	The Company continues to maintain healthy capital levels with a Tier 1 Leverage Capital ratio of 11.3% and a Tangible Common Equity ratio of 11.1%.

•

Strong earnings excluding credit costs – pre-tax pre-provision and credit cost earnings (see table and notes below) was $6,010,000 during the current quarter compared to $6,028,000 during the previous quarter, and compared to $3,882,000 during the same quarter last year.

•

Current quarter net interest margin (“NIM”) decreased 21 basis points (“bps”) to 3.33% and the net interest spread decreased 23bps to 3.03% compared to the previous quarter. The contraction was driven primarily by declines in the yields on interest earning assets. Additional margin discussion is provided below.

•

Credit metrics – the Company’s non performing loan (“NPL”) ratio increased to 5.53% from 5.15% reported in the previous quarter, the non performing asset (“NPA”) ratio also increased to 3.51% from 3.35%, and the allowance for loan losses as a percentage of total loans increased to 2.57% compared to last quarter’s 2.55%. Allowance for loan losses as a percentage of NPLs was 46% compared to 49% reported for the previous quarter. The Company reported net charge-offs of $3,942,000 and a loan loss provision of $4,045,000 during the current quarter, compared to net charge-offs of $3,276,000 and a loan loss provision of $4,075,000 during the previous quarter.

•

The correspondent banking division (a reportable segment) continues to add incremental revenue – it reported $7,372,000 of gross revenue from bond sales compared to $6,356,000 reported in the first quarter of 2010, and contributed approximately $1,437,000 ($0.055 per share) of after tax earnings during the current quarter, compared to $1,220,000 ($0.047 per share) during the previous quarter, and $1,726,000 ($0.138 per share) in the second quarter of 2009.

•

FDIC-assisted transactions – as previously reported by the FDIC, on July 16, 2010, the Company acquired a $168 million bank with four offices in Hendry and Polk Counties through a FDIC-assisted transaction, and is continuing to monitor and evaluate FDIC-assisted bank acquisition opportunities within Florida. The Company seeks to be a successful bidder to the FDIC on one or more additional targeted failed depository institutions within Florida, although there is no assurance that the Company will be the winning bidder on any other FDIC-assisted transactions.

All per share data is presented herein on a diluted basis, unless otherwise stated. Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Statements of Operations (unaudited)

Amounts in thousands of dollars (except per share data)

For the quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Interest income	$17,840	$18,161	$18,144	$18,847	$18,906
Interest expense	4,218	4,315	4,659	5,022	6,054

Net interest income	13,622	13,846	13,485	13,825	12,852
Provision for loan losses	(4,045)	(4,075)	(9,386)	(8,682)	(4,125)

Net interest income after loan loss provision	9,577	9,771	4,099	5,143	8,727
Income from correspondent banking and bond sales division	7,372	6,356	7,119	5,630	2,610
Gain on sale of securities available for sale	1,639	1,436	1,538	257	303
All other non interest income	3,148	2,681	2,792	2,649	2,204
Credit related expenses	(827)	(1,434)	(1,583)	(1,051)	(1,058)
Impairment of Core Deposit Intangible	—	—	(1,200)	—	—
Impairment of bank real estate	—	—	(939)	—	—
All other non interest expense	(19,771)	(18,291)	(18,483)	(16,612)	(14,087)

Income (loss) before income tax	1,138	519	(6,657)	(3,984)	(1,301)
Income tax benefit (expense)	(234)	(126)	2,630	1,754	569

NET INCOME (LOSS)	$904	$393	$(4,027)	$(2,230)	$(732)

Net income (loss) available to common shareholders	$904	$393	$(4,027)	$(3,569)	$(1,129)

Earnings (loss) per share (basic)	$0.03	$0.02	$(0.16)	$(0.17)	$(0.09)
Earnings (loss) per share (diluted)	$0.03	$0.02	$(0.16)	$(0.17)	$(0.09)
Average common shares outstanding (basic)	25,802,818	25,776,820	25,773,229	20,713,017	12,481,504
Average common shares outstanding (diluted)	25,967,594	25,975,584	25,773,229	20,713,017	12,481,504
Common shares outstanding at period end	25,862,801	25,778,767	25,773,229	25,773,229	12,481,719

PTPP earnings (note 1)	$6,010	$6,028	$6,451	$5,749	$3,882
PTPP earnings per share (diluted) (note 2)	$0.23	$0.23	$0.25	$0.28	$0.31

Note 1:	Pre-tax pre-provision earnings (“PTPP”) is a non-GAAP measure that means income (loss) before income tax excluding the provision for loan losses. In addition to excluding the provision for loan losses, the Company also excluded other credit related costs including losses on repossessed real estate and other assets, and other foreclosure related expenses of $827, $1,434, $1,583, $1,051 and $1,058 for 2Q10, 1Q10, 4Q09, 3Q09 and 2Q09, respectively. It also excludes the impairment charge on core deposit intangibles of $1,200 and bank real estate held for sale of $939 recognized during the fourth quarter of 2009.

Note 2:	PTPP earnings per share means, PTPP as defined in note 1 above divided by the average number of diluted common shares outstanding. This calculation does not include the effect of preferred dividends and related accretion resulting from the preferred stock issued pursuant to TARP which the Company redeemed on September 30, 2009.

Quarterly Condensed Segment Information - Correspondent banking and bond sales division (unaudited)

Amounts are in thousands of dollars (except per share data)

For the quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Net interest income	$1,319	$1,526	$1,656	$1,813	$1,975
Total non interest income (note 3)	7,758	6,622	7,468	6,011	2,670
Total non interest expense (note 4)	(6,740)	(6,164)	(6,512)	(5,312)	(2,038)
Income tax provision	(900)	(764)	(1,006)	(967)	(881)

Net income	$1,437	$1,220	$1,606	$1,545	$1,726

Contribution to diluted earnings per share	$0.05	$0.05	$0.06	$0.07	$0.14

Note 3:	The primary component in this line item is gross commissions earned on bond sales (“income from correspondent banking and bond sales division”) which was $7,372, $6,356, $7,119, $5,630 and $2,610 for 2Q10, 1Q10, 4Q09, 3Q09 and 2Q09, respectively. The remaining non interest income items in this category include fees from safe-keeping activities, bond accounting services, asset/liability consulting related activities, international wires, clearing and corporate checking account services, and other correspondent banking related revenue and fees.

Note 4:	The majority of these expenses are variable in nature and are a derivative of the income from correspondent banking and bond sales division.

Net Interest Margin (“NIM”)

The Company’s current quarter NIM decreased 21bps to 3.33% and net interest spread decreased 23bps to 3.03% compared to the previous quarter, as indicated in the table below. The primary reason for the decrease was related to the lower yields and the change in mix of interest earning assets. The earning asset mix changed whereby loans, which are higher yielding than securities, decreased from 59.1% of earning assets in the previous quarter to 56.7% in the current quarter. In addition to the lower relative balance of loans, the overall yield on loans also decreased 12bps to 5.54%. The yield on taxable securities decreased 56bps to 3.32% and the average securities balance increased in actual dollars and as a percentage of total earning assets. These were the primary factors causing the yield on total earning assets to decrease 29bps to 4.34%. With regard to the interest bearing liabilities, the rates paid on interest bearing deposits continued to decrease another 10bps this quarter to 1.42%. This was primarily due to the change in the mix of time deposits as a percentage of total interest bearing deposits, as well as repricing maturing time deposits downward. Overall the current quarter’s cost of interest bearing liabilities decreased 6bps to 1.31% as shown in the table below. The table below details the Company’s interest earning assets and interest bearing liabilities by major component on a tax equivalent basis for the current quarter, the previous quarter and the same quarter last year. Amounts are in thousands of dollars.

Yield and Cost table (unaudited)

	2Q10			1Q10			2Q09
	average balance	interest inc/exp	avg rate	average balance	interest inc/exp	avg rate	average balance	interest inc/exp	avg rate
Loans (TEY)*	$944,734	$13,060	5.54%	$951,009	$13,261	5.66%	$920,434	$13,114	5.71%
Taxable securities	520,899	4,307	3.32%	463,129	4,429	3.88%	577,865	5,343	3.71%
Tax -Exempt securities (TEY)	35,667	522	5.87%	35,833	531	6.01%	39,623	527	5.33%
Fed funds sold and other	163,767	138	0.34%	158,852	135	0.34%	126,195	100	0.32%

Tot. interest earning assets(TEY)	$1,665,067	$18,027	4.34%	$1,608,823	$18,356	4.63%	$1,664,117	$19,084	4.60%

Interest bearing deposits	$1,117,986	$3,957	1.42%	$1,077,922	$4,047	1.52%	$1,082,911	$5,569	2.06%
Fed funds purchased	116,184	30	0.10%	140,595	35	0.10%	274,483	165	0.24%
Other borrowings	41,540	128	1.24%	44,659	132	1.21%	65,690	196	1.20%
Corporate debentures	12,500	103	3.31%	12,500	101	3.28%	12,500	124	3.98%

Total interest bearing liabilities	$1,288,210	$4,218	1.31%	$1,275,676	$4,315	1.37%	$1,435,584	$6,054	1.69%

Net Interest Spread (TEY)			3.03%			3.26%			2.91%

Net Interest Margin (TEY)			3.33%			3.54%			3.14%

*	TEY = tax equivalent yield

Selected financial ratios (unaudited)

As of or for the quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Return on average assets (annualized)	0.20%	0.09%	(0.89%)	(0.50%)	(0.16%)
Return on average equity (annualized)	1.57%	0.69%	(7.40%)	(4.11%)	(1.62%)
Yield on average loans (note 1)	5.54%	5.66%	5.79%	5.93%	5.71%
Yield on average investments (note 1)	2.77%	3.14%	2.59%	2.96%	3.22%
Yield on average interest earning assets	4.30%	4.58%	4.35%	4.60%	4.56%
Yield on average interest earning assets (note 1)	4.34%	4.63%	4.39%	4.65%	4.60%
Cost of average interest bearing deposits	1.42%	1.52%	1.63%	1.77%	2.06%
Cost of average borrowings	0.61%	0.55%	0.49%	0.51%	0.55%
Cost of average interest bearing liabilities (note 2)	1.31%	1.37%	1.38%	1.48%	1.69%
Net interest margin (note 1)	3.33%	3.54%	3.27%	3.42%	3.14%
Loan / deposit ratio	66.0%	70.6%	73.5%	75.4%	75.6%
Stockholders equity (to total assets)	12.8%	12.9%	13.1%	13.2%	10.4%
Common tangible equity (to total tangible assets)	11.1%	11.2%	11.3%	11.4%	6.9%
Tier 1 capital (to average assets)	11.3%	11.6%	11.4%	11.7%	8.5%
Efficiency ratio (note 3)	85%	86%	86%	80%	86%
Common equity per common share	$8.99	$8.90	$8.90	$9.14	$12.24
Common tangible equity per common share	$7.64	$7.54	$7.53	$7.72	$9.29

note 1:	Tax equivalent basis.

note 2:	Does not include non interest bearing checking accounts.

note 3:	Efficiency ratio is equal to (non-interest expense less nonrecurring items) divided by (net interest income plus non-interest income less nonrecurring items). Gain on the sale of available for sale securities is considered a nonrecurring item for the purposes of this ratio in the above table.

Loan portfolio mix, credit quality and allowance for loan losses

Management continues to aggressively monitor credit risks and potential losses in the Company’s loan portfolio in light of the current real estate environment in Florida. During the current quarter, the Company took a charge of $4,045,000 to loan loss provision (expense) and charged-off (net of recoveries) $3,942,000, or 0.42% of average loans outstanding during the quarter (1.68% of average loans on an annualized basis). The Company’s allowance for loan losses was $24,191,000 at June 30, 2010 compared to $24,088,000 at March 31, 2010, an increase of $103,000 ($4,045,000 charge to loan loss expense less $3,942,000 net charge-offs equals $103,000 loan loss allowance increase during the second quarter 2010). This increase is the result of an $1,234,000 increase in general loan loss allowance less a $1,131,000 decrease in specific loan loss allowance. The increase in our general allowance is primarily due to changes in our historical charge-off rates, changes in our current environmental factors, and changes in the loan portfolio mix, less the decrease in the amount of our loan portfolio. Our specific allowance is the aggregate of the results of individual analyses prepared for each one of our impaired loans on a loan by loan basis.

The allowance for loan losses as a percentage of loans outstanding was 2.57% as of June 30, 2010 compared to 2.55% as of March 31, 2010. Management believes the Company’s allowance for loan losses was adequate at June 30, 2010. However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future.

The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited)

(amounts are in thousands dollars)

as of or for the quarter ending	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Allowance at beginning of period	$24,088	$23,289	$17,553	$16,409	$13,472
Charge-offs	(4,163)	(3,310)	(3,724)	(7,554)	(1,208)
Recoveries	221	34	74	16	20

Net charge-offs	(3,942)	(3,276)	(3,650)	(7,538)	(1,188)
Provision for loan losses	4,045	4,075	9,386	8,682	4,125

Allowance at end of period	$24,191	$24,088	$23,289	$17,553	$16,409

Eighty-five percent (85%) of the Company’s loans are collateralized by real estate, 9% are commercial non real estate loans and the remaining 6% are consumer and other non real estate loans. The table below summarizes the Company’s loan mix over the most recent five quarter ends.

Loan mix (in thousands of dollars) (unaudited)

At quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Real estate loans
Residential	$249,628	$251,368	$251,634	$253,363	$260,060
Commercial	441,652	443,876	438,540	426,025	407,511
Construction, development and land loans - (note 1)	106,486	108,614	115,937	124,306	112,975

Total real estate loans	797,766	803,858	806,111	803,694	780,546
Commercial loans	88,056	87,521	98,273	88,116	89,889
Consumer and other loans	56,657	55,754	55,376	56,268	56,584

Total loans before unearned fees and costs	942,479	947,133	959,760	948,078	927,019
Unearned fees and costs	(700)	(726)	(739)	(775)	(748)

Total loans	$941,779	$946,407	$959,021	$947,303	$926,271

Note 1:	The increase during the third quarter 2009 was due to reclassifications of single family lot loans from residential real estate to land and land development loans at one of the Company’s subsidiary banks.

The table below describes the composition of the Company’s commercial real estate portfolio at June 30, 2010, of which approximately 55% are owner occupied. Amounts are in thousands of dollars.

commercial real estate loans (unaudited)	balance 6/30/10		number of loans	average balance
Office buildings	$102,765	23%	323	$318
Retail	71,124	16%	178	400
Church and education	40,777	9%	70	583
Warehouse	32,818	7%	60	547
Strip center	29,416	7%	49	600
Industrial	28,092	6%	57	493
Medical	24,833	6%	46	540
Multi family residential	18,227	4%	72	253
Restaurant	12,855	3%	36	357
Mini warehouse	12,854	3%	21	612
Agriculture	8,863	2%	36	246
Mobile home park	4,686	1%	13	360
Hotel/Lodging	4,155	1%	5	831
Aviation	3,545	1%	5	709
All other CRE	46,642	11%	102	457

Total	$441,652	100%	1,073	$412

The table below describes the composition of the Company’s construction, development and land loan portfolio at June 30, 2010. Amounts are in thousands of dollars.

construction, development and land loans (unaudited)	balance 6/30/10		number of loans	average balance
Undeveloped land - commercial	$42,350	40%	127	$333
Single family building lots	33,282	31%	356	93
Developed land	9,291	9%	13	715
Undeveloped land - residential	8,358	8%	29	288
Construction - church/education	3,855	4%	3	1,285
Construction - single family owner	3,462	3%	11	315
Construction - industrial	2,371	2%	2	1,186
Undeveloped land - agriculture	2,082	2%	16	130
Construction - spec home	809	1%	6	135
Construction - other	332	—%	1	332
Construction - restaurant	294	—%	1	294

Total	$106,486	100%	565	$188

The Company defines non performing loans as non accrual loans plus loans past due 90 days or more and still accruing interest. Non performing loans as a percentage of total loans were 5.53% at June 30, 2010 compared to 5.15% at March 31, 2010.

Non performing assets (which the Company defines as non performing loans, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure); and (b) other repossessed assets that are not real estate), were $63,843,000 at June 30, 2010, compared to $59,540,000 at March 31, 2010. Non performing assets as a percentage of total assets were 3.51% at June 30, 2010 compared to 3.35% at March 31, 2010.

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios, dollars are in thousands (unaudited)

As of or for the quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Non accrual loans	$51,468	$48,753	$42,059	$29,519	$34,772
Past due loans 90 days or more And still accruing interest	602	34	282	27	1,752

Total non performing loans (“NPLs”)	52,070	48,787	42,341	29,546	36,524
Other real estate owned (OREO)	11,144	10,059	10,196	8,983	7,012
Repossessed assets other than real estate	629	694	915	790	776

Total non performing assets (“NPAs”)	$63,843	$59,540	$53,452	$39,319	$44,312
Non performing loans as a percentage of total loans	5.53%	5.15%	4.42%	3.12%	3.94%
Non performing assets as a percentage of total assets	3.51%	3.35%	3.05%	2.20%	2.57%
Net charge-offs (recoveries)	$3,942	$3,276	$3,650	$7,538	$1,188
Net charge-offs as a percentage of average loans for the period	0.42%	0.34%	0.39%	0.82%	0.13%
Net charge-offs as a percentage of average loans for the period on an annualized basis	1.68%	1.36%	1.56%	3.28%	0.52%
Loans past due between 30 and 89 days and accruing interest as a percentage of total loans	1.27%	1.20%	1.28%	1.34%	1.03%
Allowance for loan losses as percentage of NPLs	46%	49%	55%	59%	45%

Trouble debt restructure (“TDRs”) note 1	$29,863	$27,953	$26,499	$25,094	$18,564
Impaired loans that were not TDRs	54,108	54,802	52,449	31,853	21,903

Total impaired loans	$83,971	$82,755	$78,948	$56,947	$40,467
Total non impaired loans	857,808	863,652	880,073	890,356	885,804

Total loans	$941,779	$946,407	$959,021	$947,303	$926,271

Allowance for loan losses as a percentage of period end loans:
Impaired loans	3.95%	5.38%	5.84%	3.05%	7.58%
Non impaired loans	2.43%	2.27%	2.12%	1.78%	1.51%

Total loans	2.57%	2.55%	2.43%	1.85%	1.77%

Note 1: In this current real estate crisis the Nation in general and Florida in particular has been experiencing, it has become more common to restructure or modify the terms of certain loans under certain conditions (i.e. troubled debt restructure or “TDRs”). In those circumstances it may be beneficial to restructure the terms of a loan and work with the borrower for the benefit of both parties, versus forcing the property into foreclosure and having to dispose of it in an unfavorable and depressed real estate market. When we have modified the terms of a loan, we usually either reduce the monthly payment and/or interest rate for generally about twelve months. We have not forgiven any material principal amounts on any loan modifications to date. We have approximately $29,863 of TDRs. Of this amount $15,246 are performing pursuant to their modified terms, and $14,617 are not performing and have been placed on non accrual status and included in our non performing loans (“NPLs”). Current accounting standards require TDRs to be included in our impaired loans, whether they are performing or not performing. Only non performing TDRs are included in our NPLs.

As shown in the table above, the largest component of non performing loans is non accrual loans. As of June 30, 2010 the Company had reported a total of 230 non accrual loans with an aggregate book value of $51,468,000, compared to March 31, 2010 when 205 non accrual loans with an aggregate book value of $48,753,000 was reported. Residential real estate category increased by $3,570,000 and construction, development and land loan category decreased by $1,146,000. The changes in the other categories were not material between quarters. This amount is further delineated by collateral category and number of loans in the table below (in thousands of dollars).

collateral category (unaudited)	total amount	percentage of total non accrual loans	number of non accrual loans in category
Residential real estate loans	$14,844	29%	87
Commercial real estate loans	24,250	47%	52
Construction, development and land loans	11,401	22%	46
Non real estate commercial loans	512	1%	19
Non real estate consumer and other loans	461	1%	26

Total non accrual loans at June 30, 2010	$51,468	100%	230

There are no construction or development loans with national builders. The Company has historically done business with local builders and developers that have typically been long time customers. However, the Company believes that this category (i.e. construction, development and land) is the loan category where the most risk is present. On the positive side, the category only represents about 11% of the total loan portfolio. Evidencing the riskier nature of the category, it represents a disproportionate 22% of the Company’s total non accrual loans and approximately 31% of the Company’s total repossessed real estate (“OREO”).

As indicated above, non accrual construction, development, and land loans totaled $11,401,000 at June 30, 2010. Most of this amount relates to land, either developed or not developed, commercial and residential. There are three single family homes and one multi family project where construction is either completed or not yet completed, but in either case the homes are not sold. This mix is consistent with the performing loans in this category, where the mix is approximately 90% land related, either developed lots or not developed, both commercial and residential, and approximately 10% of the category represents vertical construction and the majority of that is commercial.

During the first six months of the current year, the Company charged off, net of recoveries, approximately $2,925,000 of its construction, development and land loans, about 41% of the total net charge offs. During the year ending December 31, 2009, the Company had total charge offs, net of recoveries, of $13,942,000. Almost half ($6,414,000) came from this same category.

The second largest component of non performing assets after non accrual loans is repossessed real estate, or OREO. OREO is carried at the lower of cost or market less the estimated cost to sell. Further declines in real estate values can affect the market value of these assets. Any further decline in market value beyond its cost basis is recorded as a current expense in the Company’s Statement of Operations. At June 30, 2010, OREO was $11,144,000, which is further delineated in the table below (in thousands of dollars).

(unaudited) Description of repossessed real estate	carrying amount at June 30, 2010
22 single family homes	$1,783
6 mobile homes with land	151
50 residential building lots	1,229
15 commercial buildings	5,609
Land / various acreages	2,185
Mixed (5 duplexes/ 1 single fam/ 2 vac lots)	187

Total	$11,144

Deposit activity

During the current quarter, total deposits increased by $86,476,000, or 6.4%. Time deposits increased by $4,367,000, or 0.8%, and non time deposits (i.e., core deposits) increased by $82,109,000, or 10.8%. The majority of the core deposit increase was a result of the $76,064,000, or 32.8% increase in non interest bearing checking accounts. Most of the increase in non interest bearing checking accounts was the result of the $47,413,000 increase in commercial checking accounts held by our correspondent bank customers. In addition to federal funds received from the correspondent banking customers, the correspondents also generally keep a commercial checking account with the Company as well. These accounts have grown in number and balances.

Deposit mix (in thousands of dollars) (unaudited)

At quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Checking accounts
Non interest bearing	$307,726	$231,662	$233,688	$218,509	$200,875
Interest bearing	188,845	186,536	193,527	168,486	170,574
Savings deposits	170,079	166,033	148,915	132,589	116,922
Money market accounts	176,978	177,288	158,598	151,386	148,422
Time deposits	583,786	579,419	570,308	585,278	588,012

Total deposits	$1,427,414	$1,340,938	$1,305,036	$1,256,248	$1,224,805

Non time deposits as percentage of total deposits	59%	57%	56%	53%	52%
Time deposits as percentage of total deposits	41%	43%	44%	47%	48%

Total deposits	100%	100%	100%	100%	100%

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)

Amounts in thousands of dollars

At quarter ended:	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
Cash and due from banks	$14,759	$17,638	$19,139	$23,081	$23,096
Fed funds sold and Fed Res Bank deposits	92,098	172,472	173,268	168,190	82,356
Trading securities	242	1,153	—	3,431	—
Investments securities, available for sale	607,314	496,715	463,186	508,290	549,870
Loans held for sale	851	573	—	—	—
Loans	941,779	946,407	959,021	947,303	926,271
Allowance for loan losses	(24,191)	(24,088)	(23,289)	(17,553)	(16,409)
Premises and equipment, net	71,912	63,804	62,368	64,716	63,135
Goodwill	32,840	32,840	32,840	32,840	32,840
Core deposit intangible	2,216	2,318	2,422	3,818	4,015
Bank owned life insurance	15,969	15,818	15,665	15,514	15,358
Repossessed real estate (“OREO”)	11,144	10,059	10,196	8,983	7,012
Excess bank property held for sale	500	2,368	2,368	500	668
Other assets	53,909	38,577	34,115	24,710	34,653

TOTAL ASSETS	$1,821,342	$1,776,654	$1,751,299	$1,783,823	$1,722,865

Deposits	$1,427,414	$1,340,938	$1,305,036	$1,256,248	$1,224,805
Federal funds purchased	84,630	139,032	144,939	218,273	221,659
Other borrowings	52,775	55,867	63,062	62,828	82,300
Other liabilities	23,892	11,344	8,852	10,965	14,392
Preferred stockholders equity	—	—	—	—	26,879
Common stockholders equity	232,631	229,473	229,410	235,509	152,830

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,821,342	$1,776,654	$1,751,299	$1,783,823	$1,722,865

Condensed Consolidated Average Balance Sheets (unaudited)

Amounts in thousands of dollars

For quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Federal funds sold and other	$163,767	$158,853	$231,051	$178,328	$126,195
Security investments	556,566	498,961	492,468	525,471	617,488
Loans	944,734	951,009	931,681	921,405	920,434
Allowance for loan losses	(23,907)	(23,731)	(17,249)	(15,785)	(13,910)
All other assets	177,852	174,697	153,932	163,697	168,546

TOTAL ASSETS	$1,819,012	$1,759,789	$1,791,883	$1,773,116	$1,818,753

Deposits- interest bearing	$1,117,986	$1,077,922	$1,048,364	$1,036,896	$1,082,911
Deposits- non interest bearing	289,220	242,490	222,056	203,982	180,774
Federal funds purchased	116,184	140,595	226,723	241,128	274,483
Other borrowings	54,040	57,159	67,006	70,844	78,190
Other liabilities	10,492	11,536	11,909	5,031	21,177
Stockholders equity	231,090	230,087	215,825	215,235	181,218

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,819,012	$1,759,789	$1,791,883	$1,773,116	$1,818,753

Non interest income and non interest expense

The table below summarizes the Company’s non interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)

Amounts in thousands of dollars

For the quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Service charges on deposit accounts	$1,655	$1,596	$1,612	$1,405	$1,300
Income from correspondent banking and bond sales division	7,372	6,356	7,119	5,630	2,610
Commissions from sale of mutual funds and annuities	361	104	106	130	103
Debit card and ATM fees	465	402	365	344	352
Loan related fees	117	130	136	103	125
BOLI income	152	152	152	156	148
Trading securities revenue	115	84	115	312	—
Gain on sale of securities available for sale	1,639	1,436	1,538	257	303
Other service charges and fees	283	213	306	199	176

Total non interest income	$12,159	$10,473	$11,449	$8,536	$5,117

The table below summarizes the Company’s non interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)

Amounts in thousands of dollars

For the quarter ended:	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Employee salaries and wages	$10,244	$9,250	$9,444	$8,496	$6,085
Employee incentive/bonus compensation	954	708	907	548	365
Employee stock option and stock grant expense	180	158	104	99	112
Deferred compensation expense	58	67	55	55	55
Health insurance and other employee benefits	398	840	776	367	346
Payroll taxes	466	687	450	451	389
Other employee related expenses	366	299	244	267	266
Incremental direct cost of loan origination	(156)	(127)	(170)	(190)	(197)

Total salaries, wages and employee benefits	$12,510	$11,882	$11,810	$10,093	$7,421

Occupancy expense	1,488	1,447	1,390	1,408	1,368
Depreciation of premises and equipment	706	755	722	728	681
Supplies, stationary and printing	283	215	218	210	233
Marketing expenses	596	555	560	464	444
Data processing expenses	664	534	642	621	607
Legal, auditing and other professional fees	750	632	815	602	488
Bank regulatory related expenses	688	614	660	612	1,349
Postage and delivery	125	110	102	113	110
ATM and debit card related expenses	313	286	290	264	284
Amortization of CDI	102	104	196	197	201
CDI impairment	—	—	1,200	—	—
Excess bank property held for sale impairment	—	—	939	—	—
(Gain) loss on sale of repossessed real estate (“OREO”)	(3)	27	308	175	209
Valuation write down of repossessed real estate (“OREO”)	428	882	801	482	511
Loss on repossessed assets other than real estate	126	107	100	176	54
Foreclosure and repossession related expenses	276	418	374	218	284
Internet and telephone banking	177	134	140	111	136
Operational write-offs and losses	319	40	63	85	44
Correspondent account and Federal Reserve charges	79	72	67	83	92
Conferences, seminars, education and training	164	155	98	122	81
Director fees	98	95	73	87	84
Other expenses	709	661	637	812	464

Total non interest expense	$20,598	$19,725	$22,205	$17,663	$15,145

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP interest income, net interest income and tax equivalent basis interest income and net interest income, as well as total stockholders’ equity and tangible common equity. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures (unaudited):

Amounts are in thousands of dollars

	2Q10	1Q10	2Q09

Interest income, as reported (GAAP)	$17,840	$18,161	$18,906
tax equivalent adjustments	187	195	178

Interest income (tax equivalent)	$18,027	$18,356	$19,084

Net interest income, as reported (GAAP)	$13,622	$13,846	$12,852
tax equivalent adjustments	187	195	178

Net interest income (tax equivalent)	$13,809	$14,041	$13,030

	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Total stockholders’ equity (GAAP)	$232,631	$229,473	$229,410	$235,509	$179,709
Goodwill	(32,840)	(32,840)	(32,840)	(32,840)	(32,840)
Core deposit intangible	(2,216)	(2,318)	(2,422)	(3,818)	(4,015)

Tangible common equity	$197,575	$194,315	$194,148	$198,851	$142,854

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a multi bank holding company that was formed in June 2000 as part of a merger of three independent commercial banks. Currently, the Company operates through its four subsidiary banks with 39 branch banking locations in eleven counties throughout central Florida. Through its subsidiary banks, the Company provides a range of consumer and commercial banking services to individuals, businesses and industries. The Company operates under a decentralized organizational structure. Each of its subsidiary banks is managed by its own bank president, who has the primary responsibility for the profitability and growth of the individual business unit. Each bank has its own charter, management team and board of directors, although most of the Company’s directors are also board members of one or more of its subsidiary banks, and the Company’s Chairman is either the chairman or at least a board member of all the subsidiary banks.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers through its 39 locations in central Florida, the Company also operates a correspondent banking and bond sales division. The division is integrated with and part of the lead subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina. The customer base includes small to medium size financial institutions primarily located in Florida, Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

For additional information contact Ernest S. Pinner, CEO, John C. Corbett, EVP, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2009, and otherwise in our SEC reports and filings.